Exhibit 3.1(a)

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF VOTING POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE
PARTICIPATING, OPTIONAL OR OTHER SPECIAL
RIGHTS AND QUALIFICATIONS, LIMITATIONS
AND RESTRICTIONS THEREOF OF THE
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF GENVEC, INC.

     This Certificate of Amendment to the Certificate of Voting Powers, Designations, Preferences and Relative Participating, Optional or Other Special Rights and Qualifications, Limitations and Restrictions thereof of the Series A Junior Participating Preferred Stock of GenVec, Inc. (the “Corporation”) is being executed in accordance with Section 151 of the Delaware General Corporation Law.

     It is hereby certified that:

     1. The name of the Corporation is GenVec, Inc.

     2. The Corporation originally filed a Certificate of Voting Powers, Designations, Preferences and Relative Participating, Optional or Other Special Rights and Qualifications, Limitations and Restrictions thereof of the Series A Junior Participating Preferred Stock (“Certificate of Designation”) with the Office of the Secretary of State of Delaware on September 26, 2001.

     3. No shares of Series A Junior Participating Preferred Stock of the Corporation have been issued as of the date hereof.

     4. Section 1 of the Certificate of Designation is hereby amended by deleting “600,000” therein and replacing it with “1,000,000”.

     5. The board of directors of the Corporation duly adopted a resolution authorizing and directing the amendment set forth above.

     IN WITNESS WHEREOF, the undersigned Secretary of the Corporation makes this Certificate of Amendment to the Certificate of Designation, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 21st day of August, 2003.

By: /s/ Jeffrey W. Church Name: Jeffrey W. Church